WARRANT AGREEMENT

This Warrant Agreement (this “Warrant Agreement”) made as of [___], 2008, between Green Energy Acquisition Corporation, a Delaware corporation, with offices at Green Energy Acquisition Corporation, 191 Main Street, Annapolis, MD 21401 (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 17 Battery Place, New York, New York 10004 (the “Warrant Agent”).

WHEREAS, the Company has received a binding commitment from Green Energy Acquisition Holdings, LLC (the “Founder”) to purchase an aggregate of 5,250,000 warrants (the “Founder Warrants”);

WHEREAS, the Company is engaged in a public offering (the “Public Offering”) of units (the “Units”) and, in connection therewith, has determined to issue and deliver up to 20,000,000 warrants to the public investors (the “Public Warrants” and, together with the Founder Warrants, the “Warrants”), each of such Warrants evidencing the right of the holder thereof to purchase one share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) for $7.50 per share, subject to adjustments as described herein;

WHEREAS, the Company has filed with the Securities and Exchange Commission a registration statement on Form S-1, No. 333-[____] (the “Registration Statement”), for the registration, under the Securities Act of 1933, as amended (the “Act”), of, among other securities, the Public Warrants and the Common Stock issuable upon exercise of the Public Warrants;

WHEREAS, the Company desires that the Warrant Agent act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Warrants.

2.1 Form of Public Warrant. Each Public Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, the Chief Executive Officer or the President, and the Treasurer, Secretary or Assistant Secretary of the Company, and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Public Warrant shall have ceased to serve in the capacity in which such person signed the Public Warrant before such Public Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2 Form of Founder Warrant. The Founder Warrants will be issued in the same form as the Public Warrants except that the Founder Warrants, (i) subject to certain limited exceptions described below, will not be transferable or salable until they are released from escrow, which will not occur until the later of (a) one year after the date of the final prospectus included in the Registration Statement and (b) sixty days after the consummation of the Company’s initial Business Combination (as defined below), (ii) will be exercisable on a cashless basis in accordance with Section 3.3.1(c) hereof, (iii) will not be redeemable by the Company so long as they are still held by the Founder or a member of the Founder as of the date of this Agreement, and (iv) will be exercised for unregistered shares so long as a registration statement relating to the Common Stock issuable upon exercise of the Founder Warrants is not effective and current.

Prior to their release from escrow, the Founder Warrants may only be transferred (i) to persons or entities controlling, controlled by, or under common control with the Founder, or to any stockholder, member, partner or limited partner of such entity, (ii) to family members and trusts of permitted assignees for estate planning purposes or, upon the death of any such person, to an estate or beneficiaries of permitted assignees, or (iii) by private sales, made in compliance with applicable securities laws, made at or prior to the consummation of a Business Combination at prices no greater than the price at which the Founder Warrants were originally purchased; provided that such transfers may be implemented only upon the respective transferee’s written agreement to be bound by this Agreement, the Founder Warrant Escrow Agreement, and the Insider Letter signed by the Founder, SunTrust and the Company. In each case, such transferees will be subject to the same transfer restrictions as the Founder until after the Company completes its initial Business Combination.

2.3 Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.4 Registration.

2.4.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of the original issuance and transfers of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.4.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (the “registered holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.5 Detachability of Public Warrants. The securities comprising the Units will not be separately transferable until 90 days after the date of the final prospectus included in the Registration Statement unless SunTrust Robinson Humphrey, Inc., as representative of the underwriters (“SunTrust”) informs the Company of its decision to allow earlier separate trading, but in no event will SunTrust allow separate trading of the securities comprising the Units until the underwriters’ over-allotment option has either expired or been exercised and the Company files a Current Report on Form 8-K, including an audited balance sheet that reflects the receipt by the Company of the gross proceeds of the Public Offering, and, if the over-allotment option is exercised prior to the filing of the Form 8-K, the proceeds received by the Company from the exercise of the underwriters’ over-allotment option.

3. Terms and Exercise of Warrants.

3.1 Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $7.50 per whole share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Warrant Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date; provided, however, that any such reduction shall apply equally to all of the Warrants and, provided further, that any reduction in the Warrant Price must remain in effect for at least twenty (20) business days.

3.2 Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on the later of (i) the consummation by the Company of a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, as described more fully in the Company’s Registration Statement (a “Business Combination”) and (ii) [____], 2009, [one year after the date of the final prospectus] and terminating at 5:00 p.m., New York City time on the earlier to occur of (x) [____], 2012 or (y) the date fixed for redemption of the Warrants, if any, as provided in Section 6 of this Agreement (the “Expiration Date”). Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date.

3.3 Exercise of Warrants.

3.3.1 Payment. Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, as follows:

(a) in cash, good certified check or good bank draft payable to the order of the Company (or as otherwise agreed to by the Company);

(b) in the event of redemption pursuant to Section 6 hereof in which the Company has elected to require all holders of Warrants who wish to exercise such Warrants prior to such redemption to do so on a “cashless basis,” by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the Fair Market Value by (y) the Fair Market Value; or

(c) with respect to any Founder Warrants, by surrendering such Founder Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Founder Warrants, multiplied by the difference between the Warrant Price and the Fair Market Value (as defined below) by (y) the Fair Market Value.

(d) Solely for purposes of this Section 3.3.1, the “Fair Market Value” shall mean the average reported last sale price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which (i) the notice of redemption is sent, or (ii) the Founder Warrants are exercised.

3.3.2 Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price, the Company shall issue to the registered holder of such Warrant a certificate or certificates for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Public Warrant and shall have no obligation to settle such Public Warrant exercise unless a registration statement under the Act with respect to the Common Stock is effective and a prospectus thereunder relating to the securities to be issued is current, subject to the Company’s satisfying its obligations under Section 7.4 to use its best efforts. In the event that a registration statement with respect to the Common Stock underlying a Public Warrant is not effective under the Act, the holder of such Public Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle the Warrant exercise. Public Warrants may not be exercised by any registered holder in any state in which such exercise would be unlawful. The shares of Common Stock issuable upon exercise of Founder Warrants shall be unregistered shares.

3.3.3 Valid Issuance. All shares of Common Stock issued upon the proper exercise or, if applicable, surrender of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

3.3.4 Date of Issuance. Each person or entity in whose name any such certificate for shares of Common Stock is issued shall, for all purposes, be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person or entity shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

4. Adjustments.

4.1 Stock Dividends - Split-Ups. If, after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

4.2 Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3 Adjustments in Warrant Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price, immediately prior to such adjustment, by a fraction, (i) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (ii) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Sections 4.1 or 4.2 hereof or one that solely affects the par value of such shares of Common Stock), or, in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or, in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety, in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Sections 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.5 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6 No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up or down to the nearest whole number the number of the shares of Common Stock to be issued to the Warrant holder.

4.7 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may, at any time, in its sole discretion, make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5. Transfer and Exchange of Warrants.

5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant into the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon the Company’s request.

5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and, thereupon, the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that, in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and shall not issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

5.4 Service Charges. No service charge shall be made by the Warrant Agent for any exchange or registration of transfer of Warrants.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6) Redemption.

6.1 Redemption. Not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time after they become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $0.01 per Warrant (“Redemption Price”), provided that the reported last sale price of the Common Stock has been equal to or greater than $14.25 per share on each of twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given. Notwithstanding anything herein to the contrary, no Founder Warrants shall be redeemable so long as such Founder Warrant is held by Founder or one of its members as of the date of this Agreement. The provisions of this Section 6.1 may not be modified, amended or deleted without the prior written consent of SunTrust.

6.2 Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants then redeemable, the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the registered holders of such Warrants to be redeemed at their last addresses as they shall appear on the Warrant Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the registered holder received such notice.

6.3 Exercise After Notice of Redemption. The Warrants may be exercised for cash (or on a “cashless basis” if the Company so elects in accordance with Section 3.3.1(b) of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the time and date fixed for redemption (the “Redemption Date”). On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of such Warrants, the Redemption Price.

6.4 Exclusion of Certain Warrants. None of the Founder Warrants shall be redeemable by the Company so long as such Founder Warrants continue to be held by the Founder or one of its members as of the date of this Agreement. However, once the Founder or one of its members as of the date of this Agreement transfer such Founder Warrants to a party that is not a member of the Founder as of the date of this Agreement, such Founder Warrants shall then be redeemable by the Company pursuant to Section 6 hereof.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1 No Rights as Stockholder. A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights, to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may, on such terms as to indemnity or otherwise as they may in their discretion impose (which terms shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

7.3 Reservation of Common Stock. The Company shall, at all times, reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement.

7.4 Registration of Common Stock. The Company agrees that, prior to the commencement of the Exercise Period, it shall file with the Securities and Exchange Commission a post-effective amendment to the Registration Statement, or a new registration statement, for the registration under the Act of the Common Stock issuable upon exercise of the Public Warrants, and it shall use its best efforts to qualify for sale, in those states in which the Public Warrants were initially offered by the Company, the Common Stock issuable upon exercise of the Public Warrants. In either case, the Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement until the expiration or redemption of the Public Warrants in accordance with the provisions of this Warrant Agreement. Notwithstanding the foregoing, a Warrant may expire worthless regardless of whether a registration statement is effective and a prospectus thereunder is current under the Act with respect to the Common Stock issuable upon exercise of the Warrants. In no event will the registered holder of a Warrant be entitled to receive a net cash settlement, shares of Common Stock or other consideration in lieu of physical settlement in shares of Common Stock, regardless of whether the Company complies with this Section 7.4. The provisions of this Section 7.4 may not be modified, amended or deleted without the prior written consent of SunTrust.

8. Concerning the Warrant Agent and Other Matters.

8.1 Payment of Taxes. The Company will, from time to time, promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2 Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving 60 days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint, in writing, a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and have its principal office in the Borough of Manhattan, City and State of New York, and be authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authorities. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but, if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers and rights of such predecessor Warrant Agent hereunder; and, upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.

8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

8.2.3 Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Warrant Agreement without any further act on the part of the Company or the Warrant Agent.

8.3 Fees and Expenses of Warrant Agent.

8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder as set forth on Exhibit B hereto and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge and deliver, or cause to be performed, executed, acknowledged and delivered, all such further acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performance of the provisions of this Warrant Agreement.

8.4 Liability of Warrant Agent.

8.4.1 Reliance on Company Statement. Whenever, in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, President or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Warrant Agreement.

8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Warrant Agreement, except as a result of the Warrant Agent’s negligence, willful misconduct or bad faith.

8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Warrant Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it, by any act hereunder, be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Warrant Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and non-assessable.

8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of Warrants.

8.6 Trust Account Waiver. The Warrant Agent has no right, title, interest or claim (“Claim”) in or to any monies in the account (the “Trust Account”) into which (i) a portion of the proceeds of the Public Offering and (ii) the proceeds of the sale of the Founder Warrants will be deposited as described in the prospectus included in the Registration Statement, and hereby waives any Claim in or to any monies in the Trust Account it may have in the future, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

9. Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

Green Energy Acquisition Corporation
191 Main Street
Annapolis, MD 21401
Attn: Wayne L. Rogers, Chief Executive Officer

Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Compliance Department

with a copy in each case (which shall not constitute notice) to:

Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110
Attn: Glen R. Openshaw, Esq.

and

Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
666 Third Avenue
New York, New York 10017
Attn: Kenneth R. Koch, Esq.

and

SunTrust Robinson Humphrey, Inc.
3333 Peachtree Road, NE
Atlanta, GA 30326
Attn: Arnold B. Evans

Any notice, sent pursuant to this Warrant Agreement shall be effective, if delivered by hand, upon receipt thereof by the party to whom it is addressed, if sent by overnight courier, on the next business day of the delivery to the courier and, if sent by registered or certified mail, on the third day after registration or certification thereof.

9.3 Applicable Law. The validity, interpretation and performance of this Warrant Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such exclusive jurisdiction. The Company hereby waives any objection to such exclusive jurisdiction and agrees that it shall not object to such jurisdiction on the grounds that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.4 Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation, other than the parties hereto and the registered holders of the Warrants and, for the purposes of Sections 6.1, 7.4, 8.6 and 9.2 hereof, SunTrust, any right, remedy or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise or agreement hereof. SunTrust shall be deemed to be a third-party beneficiary of this Warrant Agreement with respect to Sections 6.1, 7.4, 8.6 and 9.2 hereof. All covenants, conditions, stipulations, promises and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and SunTrust, with respect to the Sections 6.1, 6.4, 7.4 and 9.2 hereof) and their successors and assigns and of the registered holders of the Warrants.

9.5 Examination of the Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his, her or its Warrant for inspection.

9.6 Counterparts; Facsimile Signatures. This Warrant Agreement may be executed in any number of counterparts, and each of such counterparts shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Facsimile signatures shall constitute original signatures for all purposes of this Warrant Agreement.

9.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Warrant Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, other than in accordance with Section 6 hereof, shall require the prior written consent of each of SunTrust and the registered holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period in accordance with Sections 3.1 and 3.2, respectively, without such consent.

9.9 Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(Remainder of page intentionally left blank. Signature page immediately follows.)

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

Attest	GREEN ENERGY ACQUISITION CORPORATION

By:
Name: Wayne L. Rogers Title: Chief Executive Officer and Chairman

Attest	CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name: Steven G. Nelson Title: Chairman

[Signature Page Warrant Agreement]

EXHIBIT A

Form of Public Warrant

EXHIBIT B

Warrant Agent Fees